Exhibit 99.1

Sarissa Capital Acquisition Corp. Announces Pricing of $175,000,000 Initial Public Offering

GREENWICH, CONNECTICUT – October 20, 2020 – Sarissa Capital Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 17,500,000 units, at a price of $10.00 per unit. The Company’s sponsor, Sarissa Capital Acquisition Sponsor LLC (the “Sponsor”), was capitalized by investment funds managed by Sarissa Capital Management LP, which was founded by Alex Denner, Ph.D.

The units will be listed on The Nasdaq Capital Market (the “Nasdaq”) and will trade under the ticker symbol “SRSAU” beginning on October 21, 2020. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the Nasdaq under the symbols “SRSA” and “SRSAW,” respectively. The offering is expected to close on October 23, 2020.

The Company is a new blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). While the Company may pursue an acquisition opportunity in any industry or sector, it intends to focus on the healthcare industry in the United States and other developed countries.

Cantor Fitzgerald & Co. (“Cantor”) is acting as sole book-running manager for the offering. The Company has granted Cantor a 45-day option from the date of the final prospectus to purchase up to an additional 2,625,000 units to cover over-allotments, if any.

Registration statements relating to these securities became effective on October 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained, when available, for free by visiting EDGAR on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. Alternatively, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, by email at prospectus@cantor.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an Initial Business Combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Mark DiPaolo

Sarissa Capital Acquisition Corp.

203-302-2330

Media Contacts:

Steve Bruce / Taylor Ingraham

ASC Advisors

203-992-1230

sbruce@ascadvisors.com / tingraham@ascadvisors.com